Exhibit 99.1
W Holding Company, Inc. Informs the Results of the Independent Legal Opinion it Requested
Regarding SFAS No. 140 for Certain Mortgage Loan Transactions With Doral Financial Corporation
Monday February 20, 8:11 pm ET
MAYAGUEZ, Puerto Rico, Feb. 20 /PRNewswire-FirstCall/ — W Holding Company, Inc. (NYSE: WHI - News), the financial holding company of Westernbank Puerto Rico, announced on January 30, 2006, that it was postponing the release of its financial results for the fourth quarter and year ended December 31, 2005. The independent legal opinion of the interpretation, characteristics, implementation and representations on the basis of the accounting as “true sale” of certain mortgage-related transactions entered with Doral Financial Corporation was received today, within the scheduled 15 working days, and will immediately be reviewed by the Company, the independent external auditors and the Board of Directors’ Audit Committee.
The legal opinion concluded that the mortgage-related transactions entered with Doral Financial Corporation do not constitute “true sales.” Therefore, the Company has determined that, for accounting purposes, the transactions will now be reflected as commercial loans secured with real property mortgages.
The Company has reduced the preliminary estimated cumulative non-cash adjustment to $5.6 million, net of taxes, for the periods prior to the fourth quarter of 2005. For the fourth quarter of 2005, the preliminary estimated non-cash adjustment is $2.6 million, net of taxes. These non-cash adjustments relate to the outstanding swap derivatives of certain brokered deposits.
The previously informed estimated amounts related to the mortgage loans derivatives will be derecognized with no effect on earnings once such transactions are reclassified.
Financial Statements
The Company intends to conclude its evaluation and review of the effect of the above matters and release its earnings statement within the next 15 working days; and if, for any reason, these are delayed beyond this period it will be appropriately informed.
This press release may contain some information that constitutes “forward- looking statements.” Such information can be identified by the use of forward- looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, result of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to, the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims, any obligation to update forward-looking statements.
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 13 at the San Juan Metropolitan area of Puerto Rico and 2 in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.